Exhibit 10.3

FORM OF

EMPLOYEE ISO

INCENTIVE

STOCK OPTION AGREEMENT

UNDER THE

JUPITERMEDIA CORPORATION

1999 STOCK INCENTIVE PLAN

THIS AGREEMENT, made on the grant date (the Effective Date) by and between Jupitermedia Corporation, a Delaware corporation (the “Company”), and you (the “Holder”)

W I T N E S S E T H:

WHEREAS, the Holder is now employed by, or consultant to the Company and the Company desires to have Holder remain in such capacity and to afford Holder the opportunity to acquire, or enlarge, Holder’s ownership of the Company’s Common Stock, par value $.01 per share (“Stock”), so that Holder may have a direct proprietary interest in the Company’s success;

WHEREAS, all capitalized terms not otherwise defined herein shall have the same meaning as set forth in Company’s 1999 Stock Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Holder, during the period commencing on the Effective Date and ending on the date that is five years from the Effective Date (the “Option Period”), the right and option (the right to purchase any one share of Stock hereunder being an “Option”) to purchase from the Company, the aggregate number of shares of Stock, at the grant price, as specified in your notice of grant award provided by Merrill Lynch to you, which you may access through the Merrill Lynch Benefits Online website (“Notice of Grant Award”).

2. Limitations on Exercise of Option. Subject to the terms and conditions set forth herein, the Options shall vest and become exercisable in accordance with the schedule set forth in the Notice of Grant Award.

Notwithstanding anything to the contrary in this Section 2, in the event of a Change in Control, as defined in the Plan, all outstanding Options shall vest and become immediately exercisable.

3. Termination of Employment. (a) If prior to the end of the Option Period, the Holder shall undergo a Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is three months after the date of such Normal Termination. In such event, the Option shall remain exercisable by the Holder until its expiration, but only to the extent the Option was vested and exercisable at the time of such Normal Termination.

(b) If the Holder dies prior to the end of the Option Period and while still in the employ or service of the Company or a Subsidiary, or within three months of Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is twelve months after the date of death of the Holder. In such event, the Option shall remain exercisable by the person or persons to whom the Holder’s rights under the Option pass by will or the applicable laws of descent and distribution until its expiration, but only to the extent the Option was vested and exercisable by the Holder at the time of death.

(c) If the Holder ceases employment or service with the Company and all Subsidiaries for reasons other than Normal Termination or death, the Option shall expire immediately upon such cessation of employment or service.

(d) For purposes of this Agreement, “Normal Termination” means termination of employment or service with the Company and all Subsidiaries:

(i)	Upon retirement pursuant to the retirement plan of the Company or a Subsidiary, as may be applicable at the time to the Participant in question;

(ii)	On account of Disability;

(iii)	With the written approval of the Committee; or

(iv)	By the Company or a Subsidiary without Cause.

(e) For the purposes of this Agreement, “Cause” means the Company or a Subsidiary having cause to terminate a Holder’s employment or service under any existing employment, consulting or any other agreement between the Holder and the Company or a Subsidiary. In the absence of any such an employment, consulting or other agreement, a Holder shall be deemed to have been terminated for Cause if the Committee determines that Holder’s termination of employment with the Company or a Subsidiary is on account of (A) incompetence, fraud, personal dishonesty, embezzlement, defalcation or acts of gross negligence or gross misconduct on the part of Holder in the course of Holder’s employment or services, (B) a material breach of Holder’s fiduciary duty of loyalty to the Company or a Subsidiary, (C) a Holder’s engagement in conduct that is materially injurious to the Company or a Subsidiary, (D) a Holder’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on Company’s or a Subsidiary’s reputation and standing in the community; (E) public or consistent drunkenness by a Holder or Holder’s illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or a Subsidiary or which impairs, or could reasonably be expected to impair, the performance of a Holder’s duties to the Company or a Subsidiary; or (F) willful failure by a Holder to follow the lawful directions of superior officer or the Board, representing disloyalty to the goals of the Company or a Subsidiary.

(f) Whether employment has been or could have been terminated for the purposes of this Agreement, and the reasons therefor, shall be determined by the Committee, whose determination shall be final, binding and conclusive.

(g) After the expiration of any exercise period described in either of paragraphs 3(a), 3(b) or 3(c) hereof, the Options shall terminate together with all of the Holder’s rights hereunder, to the extent not previously exercised.

4. Method of Exercising Option. (a) Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price may be payable in cash, by bank check (acceptable to the Committee) and/or shares of Stock (valued at the Fair Market Value at the time the Option is exercised), having in the aggregate a value equal to the aggregate Option Price or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the aggregate Option Price, or (ii) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the aggregate Option Price.

(b) At the time of exercise, (i) the Company shall have the right to withhold from the number of shares of Stock to be issued upon exercise or (ii) at the discretion of the Committee, the Holder shall be obligated to pay to the Company such amount, as the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

5. Issuance of Shares. As promptly as practical after receipt of such written notification and full payment of such purchase price and any required income tax withholding amount, the Company shall issue or transfer to the Holder the number of shares with respect to which Options have been so exercised, and shall deliver to the Holder a certificate or certificates therefor, registered in the Holder’s name.

6. Company; Holder. (a) The term “Company” as used in this Agreement with reference to employment shall include the Company and its subsidiaries. The term “subsidiary” as used in this Agreement shall mean any subsidiary of the Company as defined in Section 424(f) of the Code.

(b) Whenever the word “Holder” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Holder” shall be deemed to include such person or persons.

7. Non-Transferability. The Options are not transferable by the Holder otherwise than by will or the laws of descent and distribution and are exercisable during the Holder’s lifetime only by Holder. No assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

8. Rights as Stockholder. The Holder or a transferee of the Options shall have no rights as a stockholder with respect to any share covered by the Options until Holder shall have become the holder of record of such share, and no adjustment shall be made for dividends or distributions or other rights in respect of such share for which the record date is prior to the date upon which Holder shall become the holder or record thereof.

9. Changes in Capital Structure. (a) The Options granted under this Agreement shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Options or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date hereof or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

(b) Notwithstanding the above, in the event of any of the following:

A.	The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity;

B.	All or substantially all of the assets of the Company are acquired by another person;

C.	The reorganization or liquidation of the Company; or

D.	The Company shall enter into a written agreement to undergo an event described in clauses A, B or C above,

then the Committee may, in its discretion and upon at least 10 days advance notice to the Holder, cancel the Options and pay to the Holder, in cash, the value of such Options based upon the difference between the exercise price of the Options and the price per share of Stock received or to be received by other shareholders of the Company upon the occurrence of such event.

10. Compliance with Law. Notwithstanding any of the provisions hereof, the Holder hereby agrees that Holder will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares to the Holder hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Holder or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

11. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Holder to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Holder may be given to the Holder personally or may be mailed to Holder at the Holder’s last known address, as reflected in the Company’s records.

12. Incentive Stock Options. The Options granted hereunder are intended to be incentive stock options within the meaning of Section 422 of the Code. The Holder agrees to notify the Company in writing within 30 days of any disposition (whether by sale, exchange, gift or otherwise) of shares of Stock purchased under this Agreement within two years from the date hereof or one year from the date of exercise of the Options with respect to such shares.

13. Binding Effect. Subject to Section 7 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

15. Plan. The terms and provisions of the Plan are incorporated herein by reference. Capitalized terms used herein which are not defined herein shall have the meanings attributable thereto in the Plan. In the event of a conflict or inconsistency between discretionary terms and provisions of the Plan and the express provisions of this Agreement, this Agreement shall govern and control. In all other instances of conflicts or inconsistencies or omissions, the terms and provisions of the Plan shall govern and control.

16. Entire Agreement. This agreement, together with the Plan, is the entire agreement between the parties with respect to this matter and may not be modified or amended without a subsequent writing signed by the parties.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

By accepting this option award, the parties hereto have executed this Agreement.